UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2015

SunEdison Semiconductor Limited
(Exact Name of Registrant as Specified in its Charter)

Singapore (State or other jurisdiction of incorporation or organization)	001-36460 (Commission File Number)	N/A (I.R.S. Employer Identification Number)

11 Lorong 3 Toa Payoh, Singapore (Address of principal executive offices)	319579 (Zip Code)

(65) 6681-9300 (Registrant's telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)    Appointment of Randy W. Furr to the Board of Directors
On October 22, 2015, the Board of Directors (the “Board”) of SunEdison Semiconductor Limited (the “Company”), upon the recommendation of its Nominating and Governance Committee, appointed Randy W. Furr to the Board and to its Audit Committee, effective January 1, 2016, to serve until the next annual meeting of the Company’s shareholders at which directors are elected.
Mr. Furr’s appointment fills the vacancy on the Board created by the resignation of Mr. Brian Wuebbels in April 2015.
As a non-employee director, Mr. Furr will participate in the Company’s non-employee director compensation program and accordingly will receive the following compensation, each prorated based on the effective date of his appointment:

(i)	$50,000 annual Board cash retainer,

(ii)	$7,500 annual cash retainer as a member of the Audit Committee, and

(iii)
Restricted stock units granted under the Company’s 2014 Non-Employee Director Incentive Plan in an amount such that the number of underlying ordinary shares has a total value of $150,000 on the date the award is granted (rounded to the nearest 100 ordinary shares), which vest on the first anniversary of the grant date.

In addition, it is expected that Mr. Furr will enter into the Company’s standard form of indemnification agreement for officers and directors. The form of indemnification agreement was filed as Exhibit 10.7 to the Company’s Amendment No. 5 to Form S-1 filed with the Securities and Exchange Commission on April 15, 2014.
Mr. Furr has no relationships requiring disclosure under Item 404(a) of Regulation S-K and, except as described above, there are no arrangements or understandings between Mr. Furr and any other persons pursuant to which Mr. Furr was appointed as a director of the Company.
On October 26, 2015 the Company issued a press release announcing the above-described appointment. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press Release dated October 26, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNEDISON SEMICONDUCTOR LIMITED
Date:	October 26, 2015	By:	/s/ Jeffrey L. Hall
Name: Jeffrey L. Hall Title: Executive Vice President Finance & Administration and Chief Financial Officer (Principal Financial Officer)

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated October 26, 2015